UNIT CORPORATION
                          2000 NON-EMPLOYEE DIRECTORS'
                             STOCK OPTION AGREEMENT


     THIS AGREEMENT, made as of this _____ day of _______________, 20___, by and between UNIT CORPORATION, a Delaware corporation, (the "Company"), having a place of business at 7130 South Lewis, Suite 1000, Tulsa, Oklahoma, 74136,

                                       AND

______________________, a non-employee director of the Company the ("Optionee");

                                   WITNESSETH:

     WHEREAS, Optionee is a director of the Company and the Company desires to provide Optionee with incentives to continue to serve as a member of the Board of Directors of the Company, and to devote his best efforts to the long-term success of the Company.

     WHEREAS, the Company has adopted the Unit Corporation 2000 Non-Employee Directors' Stock Option Plan (the "Plan") in order to provide its non-employee directors with such incentives by establishing procedures under which each of the Company's non-employee directors is to be granted stock options to purchase shares of the Company's common stock ($0.20 par value per share) (the "Common Stock");

     WHEREAS, Optionee is entitled to receive an option to purchase __________ shares of the Company's Common Stock pursuant to the terms of the Plan; and,

     WHEREAS, the Company and Optionee desire to set forth the terms and conditions of Optionee's Option.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound thereby, the parties hereto agree as follows:

     1. Stock Option. Subject to the terms and conditions set forth herein and to the terms of the Plan, the Company hereby grants to Optionee the right and option to purchase from the Company up to, but not exceeding in the aggregate, __________ shares of the Common Stock (the "Option"), at the option price per share described in the succeeding paragraph and at the times described in
Section 2 of this Agreement.

     The option price per share under this Agreement shall be $__________ per share, this being the fair market value of shares of Common Stock on the date of this Agreement. Upon exercise of the Option, in whole or in part, the option price, multiplied by the number of shares with respect to which Options are being exercised, shall be payable in accordance with Section 3.

     2. Time of Exercise of Options. The Option granted hereunder shall not be exercisable during the first six months hereof except in case of death as provided in Section 4(E) of the Plan. After such time the Option shall become exercisable to the extent set forth in the Plan. If the Option is exercised in part, the unexercised portion of the Option shall continue to be held by the Optionee and may thereafter be exercised as provided herein.

     The Option granted herein shall, if not previously exercised, terminate on the tenth anniversary of the date hereof, and shall not be exercisable at any time after such date.

     3. Manner of Exercise. The Option shall be exercised by Optionee delivering to the Compensation Committee of the Company's Board of Directors a written notification specifying the number of shares of Common Stock which Optionee desires to purchase by exercise of the Option, together with a check payable to the order of the Company equal in value to the option price of the shares to be purchased.

     At the election of Optionee, the option price, in whole or in part, may be paid by surrendering to the Company stock certificates representing a whole number of Common Stock of the Company, together with a stock power executed in blank, having a fair market value on the date of exercise of the Option, determined as provided in Section 4(G) of the Plan, equal to the option price for the shares being purchased; except that (i) any portion of the option price representing a fraction of a share shall in any event be paid in cash; and, (ii) no shares of Common Stock which have been held for less than six months may be delivered in payment of the option price of the Option.

     Upon receipt of such payment, and upon the Company's receipt of payment of any taxes pursuant to the notice described in Section 4 below, the Company shall deliver to Optionee (or the person entitled to exercise the Option) a stock certificate or certificates representing the shares of Common Stock purchased by Optionee.

     4. Withholding Taxes. The Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirement prior to the delivery of any shares of Common Stock acquired by the exercise of the Option granted hereunder. In each case of the exercise of the Option, the Company will notify Optionee of the amount of the withholding tax, if any, which must be paid under federal and, where applicable, state and local law. Upon receipt of such notice, Optionee shall promptly remit to the Company the amount specified in such notice.

     5. Termination of Option. If Optionee ceases to be a director of the Company, any outstanding stock option held by Optionee hereunder shall be exercisable and/or shall terminate, according to the following provisions:

     (a) If Optionee ceases to be a director of the Company for any reason other than resignation, removal for cause, or death, any part of the Option then outstanding shall be exercisable by Optionee (but only to the extent exercisable by Optionee immediately prior to ceasing to be a director) at any time prior to the regular expiration date of the Option or within one year after the date Optionee ceases to be a director, whichever is the longer period;

     (b) If during his or her term of office as a director Optionee resigns from the Board or is removed from office for cause, that part of the Option held by Optionee which is not exercisable immediately prior to Optionee's resignation or removal shall terminate as of the date of such resignation or removal, and that part of the Option held by Optionee which is exercisable by Optionee immediately prior to resignation or removal shall be exercisable by Optionee at any time prior to the regular expiration date of the Option or within 90 days after the date of resignation or removal, whichever is the longer period;

     (c) Following the death of Optionee during service as a director of the Company, that part of the Option held by Optionee at the time of death (whether or not exercisable by Optionee immediately prior to death) shall be exercisable by the person entitled to do so under the Will of Optionee, or, if Optionee shall fail to make testamentary disposition of the Option or shall die intestate, by the legal representative of Optionee at any time prior to the regular expiration date of such Option or within two years after the date of death, whichever is the longer period;

     (d) Following the death of Optionee after ceasing to be a director and during a period when the Option is exercisable, that part of the Option then outstanding at the time of death shall be exercisable by such person entitled to do so under the Will of Optionee or by such legal representative at any time prior to the expiration date of such Option or within one year after the date of death, whichever is the shorter period.

     6. Nonassignability. This Option shall not be assignable or transferable by Optionee except by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee, and no other person shall acquire any rights therein.

     7. Miscellaneous.

     (a) If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock the number of shares of the Common Stock set forth in Section 1 shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution.

     If the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock, other securities or other property of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock set forth in Section 1 the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

     In case of any adjustment or substitution as provided for in this Section 7, the aggregate option price for all shares subject to any outstanding Option prior to such adjustments or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

     No adjustment or substitution provided for in this Section 7 shall require the Company to issue or deliver or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

     The grant of the Option provided for herein shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     (b) Neither Optionee nor a transferee of the Option shall have any rights as a stockholder with respect to any shares covered by the Option until the date of the exercise of the Option and the receipt of payment (including any amounts which may be required by the Company pursuant to Section 4) by the Company. No adjustments shall be made in respect of the Option for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Subsection (a) of Section 7 hereof.

     (c) The Plan shall be administered by the Compensation Committee appointed by the Board of Directors, which shall have the power to construe the Plan, to determine all questions arising thereunder, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable, and to otherwise carry out the terms of the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. This Agreement is subject to amendment as set forth in the Plan.

     (d) If the Company shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issuance, if any, of the Common Stock or purchase of shares in connection therewith, the Option granted herein may not be exercised unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of conditions not acceptable to the Company.

     (e) The Option granted hereunder is not an Incentive Stock Option entitled to favorable tax treatment under Section 422A of the Internal Revenue Code.

     (f) Nothing in the Plan, this Agreement or the Option shall confer any right to Optionee to continue as a director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board of Directors to elect and/or remove directors.

     (g) Optionee represents that he/she accepts the Option, and any stock received pursuant to exercise of the Option for his/her own account for investment and not with a view to, or for resale in connection with any distribution by him/her. Optionee further represents that he/she will not resell or otherwise dispose of any shares of the Common Stock received pursuant to exercise of the Option except in accordance with the provisions of the Securities Act of 1933, as amended, and all of the Federal and State laws applicable to such resale or other disposition.

     (h) Optionee agrees that the Plan (a copy of which is attached hereto) is the controlling instrument and to the extent that there is any conflict between the terms of the Plan and this Agreement, the Plan shall control and be the governing document.


                  WITNESS the due execution hereof.

                                             UNIT CORPORATION



                                  By:__________________________________
                                      ____________________, President


                                             OPTIONEE



                                  ______________________________________
                                     ______________________, Optionee